Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

RESULTS FOR FISCAL 2013 FIRST QUARTER

First quarter revenue of $204.2 million, a 15% increase compared to prior year quarter

First quarter AOCF of $63.3 million, a 37% increase compared to prior year quarter

First quarter operating income of $40.2 million, up 52% versus prior year quarter

Second phase of the Arena Transformation project successfully completed

NEW YORK, N.Y., November 2, 2012 – The Madison Square Garden Company (NASDAQ: MSG) today reported financial results for the fiscal first quarter ended September 30, 2012.

Fiscal 2013 first quarter revenues of $204.2 million grew 15%, as compared to the prior year quarter, primarily due to an increase in revenues in the MSG Media segment and, to a lesser extent, an increase in revenues in the MSG Entertainment and MSG Sports segments.

Fiscal 2013 first quarter adjusted operating cash flow (“AOCF”)(1) of $63.3 million increased 37%, as compared to the prior year quarter, primarily due to an increase in AOCF in the MSG Media segment and, to a lesser extent, by improved AOCF results in the MSG Sports and MSG Entertainment segments. Fiscal 2013 operating income of $40.2 million grew 52% and net income of $20.6 million ($0.26 per diluted share) decreased 3%, both as compared to the prior year quarter. The increase in operating income was primarily due to the increase in AOCF, while the decrease in net income was primarily due to an increase in the effective tax rate, largely a result of deferred tax benefits recognized in the first quarter of fiscal 2012.

President and CEO Hank Ratner said: “Our Company had a strong start to fiscal 2013, reflecting continued positive momentum across all three of our business segments. We delivered robust first quarter results while also continuing to invest in our businesses to drive long-term growth and create value for our shareholders. With respect to the Transformation project, we have successfully completed the second offseason shutdown of The Garden and The Theater at Madison Square Garden and look forward to unveiling the second phase of the Transformation to our customers and partners at tonight’s Knicks game.”

Results from Operations

Segment results for the quarters ended September 30, 2012 and 2011 are as follows:

	Revenue			AOCF			Operating Income (Loss)
$ millions	Q1 2013	Q1 2012	% Change	Q1 2013	Q1 2012	% Change	Q1 2013	Q1 2012	% Change
MSG Media	$159.5	$138.6	15%	$76.7	$63.8	20%	$71.0	$57.2	24%
MSG Entertainment	30.8	27.6	12%	(12.6)	(13.8)	9%	(16.0)	(17.2)	7%
MSG Sports	31.6	28.8	10%	1.5	(0.5)	NM	(2.1)	(4.1)	49%
Other (includes eliminations)	(17.7)	(17.4)	(2)%	(2.3)	(3.5)	34%	(12.7)	(9.5)	(34)%

Total Company	$204.2	$177.6	15%	$63.3	$46.1	37%	$40.2	$26.4	52%

Note: Does not foot due to rounding

1.	See definition of adjusted operating cash flow (“AOCF”) included in the discussion of non-GAAP financial measures on page 3 of this earnings release.

MSG Media

For the fiscal first quarter, MSG Media revenues of $159.5 million grew 15%, as compared to the prior year period. Affiliate fee revenue increased $17.0 million, as compared to the prior year quarter, primarily attributable to higher affiliation rates. Other net revenues increased $4.0 million, as compared to the prior year quarter, primarily attributable to a short-term programming licensing agreement. AOCF of $76.7 million increased 20% and operating income of $71.0 million increased 24%, both as compared to the prior year quarter. The increase in AOCF and operating income primarily reflects higher revenues, partially offset by an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses.

MSG Entertainment

For the fiscal first quarter, MSG Entertainment revenues of $30.8 million grew 12%, as compared to the prior year period. The increase in revenues was primarily attributable to higher sponsorship, signage and suite rental fee revenues, and higher event-related revenues at the Beacon Theatre and The Chicago Theatre, partially offset by a decrease in event-related revenues at Radio City Music Hall. AOCF loss of $12.6 million improved 9% and operating loss of $16.0 million improved 7%, both as compared to the prior year quarter, primarily due to higher overall revenues, largely offset by an increase in selling, general and administrative expenses and, to a lesser extent, an increase in direct operating expenses.

MSG Sports

For the fiscal first quarter, MSG Sports revenues of $31.6 million grew 10%, as compared to the prior year period. The increase in revenues was primarily due to an increase in suite rental fee revenue and sponsorship and signage revenues, partially offset by a decrease in other net revenues. AOCF increased by $1.9 million to $1.5 million and operating loss improved by $2.0 million to a loss of $2.1 million, both as compared to the prior year quarter. The increase in AOCF and improvement in operating loss primarily reflects lower direct operating expenses and higher revenues, largely offset by an increase in selling, general and administrative expenses.

About The Madison Square Garden Company

The Madison Square Garden Company is a fully-integrated sports, media and entertainment business. The Company is comprised of three business segments: MSG Sports, MSG Media and MSG Entertainment, which are strategically aligned to work together to drive the Company’s overall business, which is built on a foundation of iconic venues and compelling content that the company creates, produces, presents and/or distributes through its programming networks and other media assets. MSG Sports owns and operates the following sports franchises: the New York Knicks (NBA), the New York Rangers (NHL), the New York Liberty (WNBA), and the Connecticut Whale (AHL). MSG Sports also features the presentation of a wide variety of live sporting events including professional boxing, college basketball, track and field and tennis. MSG Media is a leader in production and content development for multiple distribution platforms, including content originating from the Company’s venues. MSG Media’s television networks consist of regional sports networks, MSG Network and MSG+, collectively referred to as MSG Networks; and Fuse, a national television network dedicated to music. MSG Networks also include high-definition channels, MSG HD and MSG+ HD, and Fuse includes its high-definition channel, Fuse HD. MSG Entertainment is one of the country’s leaders in live entertainment. MSG Entertainment creates, produces and/or presents a variety of live productions, including the Radio City Christmas Spectacular featuring the Radio City Rockettes. MSG Entertainment also presents or hosts other live entertainment events such as concerts, family shows and special events in the Company’s diverse collection of venues. These venues consist of Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall, the Beacon Theatre, the Forum in Inglewood, CA, The Chicago Theatre, and the Wang Theatre in Boston, MA. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, and 3) restructuring charges or credits. Because it is based upon operating income (loss), AOCF also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis. AOCF and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of AOCF to operating income (loss), please see page 4 of this release.

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 40282492

Conference call replay number is 855-859-2056 / Conference ID Number 40282492 until November 9, 2012

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,
	2012	2011

Revenues	$204,166	$177,639

Adjusted operating cash flow	$63,309	$46,076
Share-based compensation expense	(3,419)	(3,349)

Operating income before depreciation and amortization	59,890	42,727
Depreciation and amortization (incl. impairments)	(19,700)	(16,364)

Operating income	40,190	26,363
Other income (expense):
Interest expense, net	(1,130)	(1,202)
Miscellaneous	36	—

Income from operations before income taxes	39,096	25,161
Income tax expense	(18,491)	(3,873)

Net income	$20,605	$21,288

Basic earnings per common share	$0.27	$0.29

Diluted earnings per common share	$0.26	$0.28

Basic weighted-average number of common shares outstanding	75,627	74,514
Diluted weighted-average number of common shares outstanding	77,767	77,185

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO

OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating cash flow as described in this earnings release:

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

•

Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock, restricted stock units, stock options and stock appreciation rights granted under our employee stock plans and non-employee director plans in all periods.

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended September 30,		% Change
	2012	2011

MSG Media	$159,538	$138,630	15%
MSG Entertainment	30,777	27,602	12%
MSG Sports	31,564	28,814	10%
Other (including Inter-segment eliminations)	(17,713)	(17,407)	(2)%

Total Madison Square Garden Company	$204,166	$177,639	15%

ADJUSTED OPERATING CASH FLOW AND OPERATING INCOME (LOSS)

	Adjusted Operating Cash Flow			Operating Income (Loss)
	Three Months Ended September 30,		%	Three Months Ended September 30,		%
	2012	2011	Change	2012	2011	Change

MSG Media	$76,704	$63,816	20%	$71,013	$57,164	24%
MSG Entertainment	(12,559)	(13,792)	9%	(16,030)	(17,213)	7%
MSG Sports	1,461	(463)	—	(2,100)	(4,122)	49%
All other	(2,297)	(3,485)	34%	(12,693)	(9,466)	(34)%

Total Madison Square Garden Company	$63,309	$46,076	37%	$40,190	$26,363	52%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	September 30, 2012	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$205,278	$206,500
Restricted cash	5,790	5,789
Accounts receivable, net of allowance for doubtful accounts of $2,690 and $2,434	132,245	126,565
Net related party receivables	27,170	27,277
Prepaid expenses	55,698	29,700
Other current assets	23,838	19,980

Total current assets	450,019	415,811
Property and equipment, net of accumulated depreciation and amortization of $418,425 and $435,696	1,033,813	969,528
Amortizable intangible assets, net of accumulated amortization of $79,155 and $122,210	98,505	101,814
Indefinite-lived intangible assets	158,636	158,636
Goodwill	742,492	742,492
Other assets	143,790	136,403

	$2,627,255	$2,524,684

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$25,345	$33,048
Net related party payables	1,650	362
Accrued liabilities:
Employee related costs	54,436	82,886
Other accrued liabilities	176,485	188,410
Deferred revenue	324,255	211,639

Total current liabilities	582,171	516,345

Defined benefit and other postretirement obligations	61,250	58,817
Other employee related costs	37,570	36,689
Other liabilities	62,943	60,438
Deferred tax liability	540,642	532,382

Total liabilities	1,284,576	1,204,671

Commitments and contingencies
Stockholders’ Equity:
Class A Common stock, par value $0.01, 360,000 shares authorized; 62,050 and 62,016 shares outstanding.	628	628
Class B Common stock, par value $0.01, 90,000 shares authorized; 13,589 shares outstanding	136	136
Preferred stock, par value $0.01, 45,000 shares authorized; none outstanding	—	—
Additional paid-in capital	1,073,095	1,070,046
Treasury stock, at cost, 927 shares	(22,047)	(22,047)
Retained earnings	316,017	295,412
Accumulated other comprehensive loss	(25,150)	(24,162)

Total stockholders’ equity	1,342,679	1,320,013

	$2,627,255	$2,524,684

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$68,978	$70,704

Net cash used in investing activities	(70,348)	(146,691)

Net cash provided by (used in) financing activities	148	(285)

Net decrease in cash and cash equivalents	(1,222)	(76,272)
Cash and cash equivalents at beginning of period	206,500	304,876

Cash and cash equivalents at end of period	$205,278	$228,604